EXHIBIT 4.7

AMENDMENT TO RIGHTS AGREEMENT

          This Amendment, dated as of February 25, 2001, to the Rights Agreement, dated as of October 18, 1996 (the “Rights Agreement”), between The Ryland Group, Inc., a Maryland corporation (the “Company”), and Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services, L.L.C.), a New Jersey limited liability company (the “Rights Agent”).

          WHEREAS, pursuant to Section 26 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend any provision of the Rights Agreement in accordance with such Section 26; and

          WHEREAS, all acts and things necessary to make this Amendment a valid agreement enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent;

          NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties hereto agree as follows:

          1.     The Rights Agreement and each exhibit thereto are hereby amended by replacing the name “ChaseMellon Shareholder Services, L.L.C.” with the name “Mellon Investor Service LLC” each time such name appears.

          2.     The Rights Agreement is hereby modified and amended by deleting Section 1(g) thereof in its entirety.

          3.     Section 2 of the Rights Agreement is hereby modified and amended by inserting the following sentence at the end of the paragraph: “The Rights Agent shall have no duty to supervise and in no event shall be liable for the acts or omissions of any such co-Rights Agent.”

          4.     Section 3(a) of the Rights Agreement is hereby modified and amended by inserting “the Company shall promptly notify the Rights Agent of the occurrence thereof and, if the Rights Agent is not then also the transfer agent and registrar for the Common Stock, provide the Rights Agent with the names and addresses of all record holders of Common Stock, and” following the words “As soon as practicable after the Distribution Date,” in the second to last sentence of the paragraph.

          5.     Section 6 of the Rights Agreement is hereby modified and amended by inserting at the end of the first paragraph “The Rights Agent shall have no duty or oblation under this Section 6 or any other similar provision of this Agreement unless and until it is reasonably satisfied that all such taxes and/or governmental charges have been paid in full.”

          6.     Paragraph (c) of Section 7 of the Rights Agreement is hereby modified and amended by deleting the word “transfer” in the first sentence and by adding “or governmental charge” following the word “tax.”

          7.     Paragraph (c) of Section 9 of the Rights Agreement is modified and amended by inserting “promptly notify the Rights Agent in writing of such suspension and shall” in the second to last sentence following the word “shall” and by inserting at the end of the sentence “(with prompt written notice to the Rights Agent that such suspension is no longer in effect).” Paragraph (e) of Section 9 of the Rights Agreement is hereby modified and amended by deleting “federal and state transfer taxes and charges” in the first sentence and replacing it with “taxes or governmental charges”; and this section is further modified by inserting “or governmental charge” following the word “tax” in the four instances that it appears in this paragraph.

          8.     Section 11(a)(ii)(B) of the Rights Agreement is hereby amended by deleting the words “and who are not representatives, nominees, Affiliates or Associates of an Acquiring Person” therefrom.

          9.     Section 14 of the Rights Agreement is hereby modified and amended by creating a new paragraph (d) as follows:

"(d) The Rights Agent shall have no duty or obligation with respect to this Section 14 unless and until it has received specific instructions (and sufficient cash, if required) from the Company with respect to its duties and obligations under this Section.”

          10.     The first paragraph of Section 18 of the Rights Agreement is hereby modified and amended by inserting “preparation, delivery, amendment” before the word “administration” in the first sentence. The second sentence is hereby modified and amended by inserting “damage, judgment, fine, penalty, claim, demand, settlement, cost” following “liability,” and by inserting “(as finally determined by a court of competent jurisdiction)” following the word “misconduct” in that sentence. This paragraph is further modified by replacing the last sentence with the following new sentence: “The indemnity provided herein shall survive the termination of this Agreement and the termination and the expiration of the Rights. The costs and expenses incurred in enforcing this right of indemnification shall be paid by the Company.”

          11.     The first paragraph of Section 19 of the Rights Agreement is hereby modified and amended by replacing “corporate trust” with the words “shareholder services”.

          12.     The first paragraph of Section 20 of the Rights Agreement is hereby modified and amended by inserting “expressly” following the word “obligations” and further by inserting “(and no implied duties or obligations)” after the word “Agreement” in this paragraph.

          13.     Paragraph (c) of Section 20 of the Rights Agreement is hereby modified and amended by inserting the word “gross” prior to “negligence” and by inserting “(as finally determined by a court of competent jurisdiction at the end of the sentence). Anything in this Agreement to the contrary notwithstanding, in no event shall the Rights Agent be liable for special, punitive, indirect, incidental or consequential loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Rights Agent has been advised of the possibility of such loss or damage. Any liability of the Rights Agent under this Agreement shall be limited to the amount of fees paid by the Company to the Rights Agent” after the word “misconduct” at the end of this paragraph.

          14.     Paragraph (i) of Section 20 of the Rights Agreement is modified and amended by replacing “provided reasonable care was exercised in the selection and continued employment thereof” with the clause “absent negligence, bad faith, or willful misconduct (as finally determined by a court of competent jurisdiction)”.

          15.     Section 23(a) of the Rights Agreement is hereby amended by deleting the words “Disinterested Directors” and substituting therefor the words “members of the Board of Directors of the Company”. Section 23 of the Rights Agreement is hereby further modified and amended by inserting the clause “promptly notifying the Rights Agent in writing of such redemption and shall” after the words “The Company shall” in the second sentence of paragraph (b).

          16.     Section 25 of the Rights Agreement is hereby modified and amended by replacing the address for notice to the Rights Agent with the following:

“Mellon Investor Services LLC
44 Wall Street – 6th Floor
New York, NY 10005
Attention: Relationship Manager

with a copy to:

Mellon Investor Services LLC
85 Challenger Road
Ridgefield Park, NJ 07660
Attention: General Counsel”

          17.     Section 26 of the Rights Agreement is hereby modified and amended by deleting the words “Disinterested Directors” and substituting therefor the words “the members of the Board of Directors of the Company”. Section 26 of the Rights Agreement is hereby further modified and amended by inserting: “and, provided such supplement or amendment does not change or increase the Rights Agent’s duties, liabilities or obligations hereunder,” after the words “Section 26,” in the first sentence of the second paragraph.

          18.     Paragraph (b) of Section 27 of the Rights Agreement is hereby modified and amended by inserting “promptly notify the Rights Agent in writing of such exchange and shall” after the words “The Company shall” in the second sentence of this paragraph.

          19.     Section 29 of the Rights Agreement is hereby amended:

(a) by deleting the parenthetical “(with, where specifically provided for herein, the concurrence or approval of the Disinterested Directors)” the three times such parenthetical appears; and

(b) by deleting the words “or the Disinterested Directors” in clause (y) of the last sentence of such Section 29.

          20.     Exhibit B to the Rights Agreement is hereby amended:

(a) by deleting the parenthetical “(including a majority of the Disinterested Directors)” in the sixth paragraph thereof;

(b) by deleting the seventh paragraph thereof, which begins “The term ‘Disinterested Directors’ means”, in its entirety; and

(c) by deleting the words “the Disinterested Directors” in the ninth paragraph thereof and substituting therefor the words “a majority of the members of the Board of Directors of the Company”.

          21.     The Rights Agreement is hereby ratified and confirmed by the parties, as amended hereby, and remains in full force and effect in accordance with its terms.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Rights Agreement to be duly executed and attested, all as of the date first above written.

ATTEST:	THE RYLAND GROUP, INC.

By: /s/ Sheri L. Markham	By: /s/ Timothy J. Geckle

Name: Sheri L. Markham	Name: Timothy J. Geckle
Title: Assistant Secretary	Title: Senior Vice President

ATTEST:	MELLON INVESTOR SERVICES LLC

By: /s/ Regina Brown	By: /s/ Monty Harry

Name: Regina Brown	Name: Monty Harry
Title: Vice President	Title: Assistant Vice President